Exhibit 99.1

RICHMOND MUTUAL BANCORPORATION, INC. ANNOUNCES SECOND QUARTER 2020 FINANCIAL RESULTS

RICHMOND, INDIANA (July 23, 2020) – Richmond Mutual Bancorporation, Inc., a Maryland corporation (the “Company”) (NASDAQ: RMBI), parent company of First Bank Richmond (the “Bank”), today announced net income of $2.5 million, or $0.20 diluted earnings per share, for the second quarter of 2020, which was unchanged from first quarter of 2020 and up $2.2 million compared to net income of $335,000 for the second quarter of 2019.  Net income was $5.0 million, or $0.40 diluted earnings per share for the first half of 2020, compared to $1.7 million for the first half of 2019.  There is no comparison of earnings per share to the second quarter or first half of 2019, as the Company’s reorganization from the mutual to stock form of ownership and related stock offering was not completed until July 1, 2019.

President’s Comments

Garry Kleer, Chairman, President and Chief Executive Officer, commented, “We hit the ground running in the second quarter of 2020.  The Paycheck Protection Program kicked off on April 3rd and our employees worked nights and weekends to process all the applications.  As of June 30, 2020, we had received, processed and funded 465 loans totaling $64.3 million.  Deferment requests have declined significantly as of quarter end; however, we have continued to receive some requests for additional deferment from borrowers, especially in the hard-hit restaurant and hotel industries. We re-opened our main office and branch lobbies on June 8, 2020, with lobby traffic lighter than normal since re-opening. Our sanitation and disinfecting protocols remain in place to keep our customers and employees as safe as possible.”

“Our purchase and refinance mortgage volume has been tremendous. For the quarter, our gain on sale income exceeded the gain on sale income for all of 2019. We anticipate some further net interest margin compression in the third and fourth quarters of 2020 as loans reprice in the current interest rate environment.  The decline in loan income should be partially offset by the gradual decline in deposit rates.  While we increased our provision for loan and lease losses during the second quarter, there is still significant uncertainty in the ultimate impact of the COVID-19 pandemic on our borrowers and the performance of our loan and lease portfolio.  Given our very strong capital position, we approved and paid a 5 cent per share dividend on June 18, 2020.  We also approved a 5% stock buyback that will begin July 24, 2020.  Both these actions demonstrate our commitment to our shareholders” concluded Kleer.

Our Response to COVID-19 Pandemic

Loan Programs. During the second quarter of 2020, we continued our participation in the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) to provide ongoing support to our clients and communities.  As of June 30, 2020, we had funded $64.3 million of PPP loans.

Loan Modifications.  We continue to receive inquiries and requests from borrowers for some type of payment relief. The primary method of relief is to allow the borrower up to a 90-day payment deferment.  We also have waived loan late fees and suspended foreclosure proceedings.  We believe the steps we are taking are necessary to effectively manage our portfolio and assist our clients through the ongoing uncertainty surrounding the duration, impact and government response to the COVID-19 pandemic.

The following table summarizes information relating to loan deferments at quarter ended June 30, 2020 and March 31, 2020:

	June 30, 2020		March 31, 2020
($ in thousands)	Number of Loans	Balance	Number of Loans	Balance
Commercial mortgage	70	$98,010	21	$27,050
Commercial and industrial	27	12,692	10	1,730
Construction and development	3	10,098	—	—
Multi-Family	13	21,197	5	4,465
Residential mortgage	88	11,198	8	1,379
Home equity	7	215	—	—
Direct financing leases	507	21,080	176	8,058
Consumer	37	597	—	—
Total Loans	752	$175,087	220	$42,682

The following table summarizes information relating to hospitality loan deferments (which are included in the table above) at quarter ended June 30, 2020 and March 31, 2020:

	June 30, 2020			March 31, 2020
($ in thousands)	Number of Loans	Balance	Percent of total loans in category	Number of Loans	Balance	Percent of total loans in category
Restaurants	7	$1,356	24.64%	2	$410	13.23%
Hotels	19	44,455	72.58%	8	19,531	37.51%
Total Loans	26	$45,811	68.62%	10	$19,941	36.15%

We continue to monitor our loan portfolio and strive to work with our customers and communities.  Certain customers have requested an additional 90-day deferment.  Shown in the following table is a listing of a second round of deferments granted as of June 30, 2020, followed by detailed information on commercial mortgage loans.

($ in thousands)	Number of 2nd Deferrals Granted	Amount
Commercial mortgage	4	$6,208
Commercial and industrial	–	–
Construction and development	–	–
Multi-Family	–	–
Residential mortgage	4	474
Home equity	1	4
Direct financing leases	20	1,058
Consumer	2	9
Total Loans	31	$7,753

Loan Type	Amount	LTV
CRE - Non-residential	$120	46.7%
CRE - Hotel	5,338	54.0%
CRE - Hotel	694	79.0%
CRE - Hotel	56	26.3%

Branch Operations and Support Personnel.  Many of our employees continue to work remotely or have flexible work schedules, and we have established protective measures within our offices to help ensure the safety of those employees who must work on-site.  We have also taken steps to resume more normal branch activities with specific guidelines in place to ensure the safety of our clients and our personnel.  This includes the installation of counter shields and hand sanitizing stations, limiting the number of clients in a branch at any one time, requiring social distancing and the wearing of masks within the branch, diligent disinfecting of common area high touchpoints and encouraging the use of our digital and electronic banking channels.  We continuously monitor and conform our practices based on updates from the Center for Disease Control, World Health Organization, Financial Regulatory Agencies, and local and state health departments.

Capital Strength.  At June 30, 2020, the Company’s stockholders’ equity totaled $196.1 million, an $8.3 million, or 4.5% increase from year-end 2019. The Company’s equity to asset ratio was 17.20% at June 30, 2020. At June 30, 2020, the Bank’s Tier I capital to total assets was 13.43% and the Bank’s capital was well in excess of all regulatory requirements.

Second Quarter Performance Highlights:

•Assets totaled $1.1 billion at June 30, 2020, compared to $986,000 at December 31, 2019.

•Loans and leases, net of allowance, totaled $752.9 million at June 30, 2020, compared to $687.1 million at March 31, 2020 and $687.3 million at December 31, 2019.

•Nonperforming loans and leases totaled $4.3 million or 0.57% of total loans at June 30, 2020, compared to $4.3 million or 0.61% of total loans at March 31, 2020, and $3.8 million or 0.55% of total loans at December 31, 2019.

•The allowance for loan and lease losses totaled $8.5 million, or 1.12% of total loans and leases outstanding, at June 30, 2020, compared to $7.3 million, or 1.05% of total loans and leases outstanding, at March 31, 2020, and $7.1 million, or 1.02% of total loans and leases outstanding, at December 31, 2019. The provision for losses totaled $1.3 million for the current quarter compared to $210,000 in the preceding quarter and $885 in the quarter ended December 31, 2019.

•Deposits totaled $739.1 million at June 30, 2020, compared to $605.2 million at March 31, 2020 and $617.2 million at December 31, 2019. At June 30, 2020, noninterest bearing deposits totaled $89.9 million or 12.2% of total deposits, compared to $62.5 million or 10.3% of total deposits at March 31, 2020 and $60.3 million or 9.8% at December 31, 2019.

•The Bank remains a “well-capitalized” institution for regulatory capital purposes at June 30, 2020.

•Annualized net interest margin was 3.03% for the current quarter, compared to 3.32% in the preceding quarter and 3.27% in the second quarter a year ago.

Balance Sheet Summary

Total assets increased $154.1 million, or 15.6%, to $1.1 billion at June 30, 2020, from $986.0 million at December 31, 2019. The increase was primarily a result of a $65.7 million, or 9.6%, increase in loans and leases, net of allowance, to $752.9 million at June 30, 2020 from $687.3 million at December 31, 2019, and a $70.0 million, or 172.5%, increase in cash and cash equivalents to $110.6 million at June 30, 2020, compared to $40.6 million at December 31, 2019.  The increase in loans and leases was attributable to PPP loans, which accounted for $64.3 million of the $65.7 million increase.  The increase in cash and cash equivalents primarily was the result of an increase in brokered deposits and

FHLB borrowings as part of the Company’s strategy to increase liquidity. Investment securities increased $16.8 million, or 7.7%, from $217.7 million at December 31, 2019 to $234.5 million at June 30, 2020.

Nonperforming loans and leases, consisting of nonaccrual loans and leases and accruing loans and leases more than 90 days past due, totaled $4.3 million or 0.57% of total loans and leases at June 30, 2020, compared to $4.3 million or 0.61% of total loans at March 31, 2020, and $3.8 million or 0.55% of total loans and leases at December 31, 2019. Accruing loans past due more than 90 days at June 30, 2020, totaled $3.3 million, compared to $3.1 million at March 31, 2020, and $2.6 million at December 31, 2019.

The allowance for loan and lease losses increased $1.4 million, or 20.2%, to $8.5 million at June 30, 2020 from $7.1 million at December 31, 2019.  At June 30, 2020, the allowance for loan and lease losses totaled 1.12% of total loans and leases outstanding compared to 1.02% at December 31, 2019.  The allowance for loan and lease losses to total loans increases 10 basis points if PPP loans, which totaled $64.3 million at June 30, 2020 and are 100% guaranteed by the SBA, are excluded from the calculation. Net charge-offs during the first six months of 2020 were $98,000 or 0.03% of average loans and leases outstanding, compared to net charge-offs of $329,000, or 0.10% of average loans and leases outstanding during the first six months of 2019.

Management regularly analyzes conditions within its geographic markets and evaluates its loan and lease portfolio. The Company evaluated its exposure to potential loan and lease losses as of June 30, 2020, which evaluation included consideration of potential credit losses due to the deteriorating economic conditions driven by the impact of the COVID-19 pandemic.  The full impact of the pandemic on the Company’s deposit and loan customers is still unknown. The Company has increased its qualitative factors when determining the adequacy of its allowance for loan and lease losses.  Credit metrics are being reviewed and stress testing is being performed on the loan portfolio.  Potentially higher risk segments of the portfolio, such as hotels and restaurants, are being closely monitored as are loan payment deferrals.

Total deposits increased $121.9 million, or 19.8%, to $739.1 million at June 30, 2020 from $617.2 million at December 31, 2019. This increase in deposits was primarily due to an increase in brokered deposits (as the Company sought to increase its liquidity position) and an increase in demand deposit and savings accounts primarily related to disbursements of PPP loan funds to borrowers’ deposit accounts [as well as reduced withdrawals reflecting changes in customer spending habits due to the COVID-19 pandemic].  Brokered deposits increased $64.1 million to $120.7 million, or 16.3% of total deposits, at June 30, 2020, compared to $56.7 million, or 9.2% of total deposits, at December 31, 2019.  Demand deposit and savings accounts increased $60.1 million to $395.9 million at June 30, 2020, compared to $335.8 million at December 31, 2019.  At June 30, 2020, noninterest bearing deposits totaled $89.9 million or 12.2% of total deposits, compared to $60.3 million or 9.8% of total deposits at December 31, 2019.

Stockholders’ equity totaled $196.1 million at June 30, 2020, an increase of $8.3 million from December 31, 2019. The increase in stockholders’ equity primarily was the result of net income of $5.0 million in the first half of 2020 and a $3.7 million improvement in accumulated other comprehensive income, partially offset by $623,000 in dividends paid to shareholders.

Income Statement Summary

Net interest income before the provision for loan and lease losses increased $137,000, or 1.7%, to $8.0 million in the second quarter of 2020, compared to $7.9 million in the first quarter of 2020 and increased $542,000, or 7.2%, from $7.5 million in the second quarter of 2019.  The increase primarily was due to an increase in average interest-earning assets during the second quarter of 2020 compared to the first quarter of 2020 and the comparable period in 2019. The total benefit of this increase in average interest-earning assets was diminished by the significant reduction in the targeted Federal Funds Rate since July 2019, including the 150-basis point decrease in March 2020 in response to the COVID-19 pandemic.

Interest income increased $47,000, or 0.5%, to $10.5 million during the quarter ended June 30, 2020, compared to the quarter ended March 31, 2020 and increased $100,000, or 1.0%, compared to $10.4 million during the quarter ended June 30, 2019.  Interest income on loans increased $244,000, or 2.7%, to $9.3 million for the quarter ended June 30, 2020, compared to $9.1 million for the first quarter in 2020, and increased $145,000, or 1.6%, from $9.2 million for the comparable quarter in 2019, due to higher average loan balances.  The average outstanding loan balances were $747.9 million for the quarter ended June 30, 2020, compared to $686.2 million for the quarter ended March 31, 2020 and $687.0 million for the quarter ended June 30, 2019.  The average yield on loans was 4.98% for the quarter ended

June 30, 2020, compared to 5.28% and 5.33% for the quarters ended March 31, 2020 and June 30, 2019, respectively.  The yield on the loan portfolio was impacted by the PPP loan activity during the second quarter of 2020 as PPP loans are originated at an interest rate of 1%, although the effective yield is slightly higher as a result of the origination fees paid to us by the SBA.  The average yield on PPP loans was 3.22%, including the recognition of the net deferred fees, resulting in a negative impact to the net interest margin of 12 basis points during the quarter ended June 30, 2020.

Interest income on investment securities, including FHLB stock, decreased $85,000, or 6.7%, to $1.2 million during the quarter ended June 30, 2020, compared to $1.3 million during the quarter ended March 31, 2020, and increased $222,000, or 23.2%, from $957,000 during the comparable quarter in 2019.  The decrease in interest income on investment securities, including FHLB stock, from the previous quarter was due to a decrease in the weighted average yield, while the increase from the comparable period in 2019 was due to higher average balances, partially offset by a lower weighted average yield.  The average balance of investment securities, including FHLB stock, was $256.6 million for the quarter ended June 30, 2020, compared to $232.2 million and $157.8 million for the quarters ended March 31, 2020 and June 30, 2019, respectively.  The average yield on investment securities, including FHLB stock, was 1.84% for the second quarter of 2020, compared to 2.18% and 2.45% for the previous quarter of 2020 and the second quarter of 2019, respectively.  Interest income earned on cash and cash equivalents decreased to $11,000 in the second quarter of 2020 compared to $125,000 in the first quarter of 2020 and $278,000 in the comparable quarter of 2019.  This was due to the significantly lower yield earned on funds at the Federal Reserve after the rate reductions experienced in the second half of 2019 and in March 2020.

Interest expense decreased $89,000, or 3.5%, to $2.5 million for the quarter ended June 30, 2020, compared to $2.6 million the first quarter of 2020, and decreased $441,000, or 15.1%, from $2.9 million for the quarter ended June 30, 2019.  Interest expense on deposits decreased $120,000, or 6.6%, to $1.7 million for the quarter ended June 30, 2020, from $1.8 million in the previous quarter and decreased $403,000, or 19.1%, from $2.1 million for the comparable quarter in 2019.  This decrease in interest expense on deposits from the previous quarter and the comparable quarter in 2019 was attributable to the lower weighted average rate paid on interest-bearing deposits, partially offset by higher average deposit balances. The weighted average rate paid on interest-bearing deposits was 1.13% for the quarter ended June 30, 2020, compared to 1.34% and 1.40% for the quarters ended March 31, 2020 and June 30, 2019, respectively.  Interest expense on FHLB borrowings increased $31,000, or 4.2%, to $770,000 for the second quarter of 2020 compared to $739,000 during the previous quarter and decreased $38,000, or 4.7%, from $809,000 for the comparable quarter in 2019.  The average balance of FHLB borrowings totaled $181.8 million during the quarter ended June 30, 2020, compared to $164.1 million and $147.4 million for the quarters ended March 31, 2020 and June 30, 2019, respectively.  The weighted average rate paid on FHLB borrowings was 1.69% for the quarter ended June 30, 2020, an 11 basis point decline from 1.80% for the first quarter of 2020 and a 51 basis point decline from 2.20% for the comparable quarter in 2019.

Annualized net interest margin was 3.03% for the second quarter of 2020, compared to 3.32% and 3.27% for the first quarter of 2020 and second quarter of 2019, respectively.  The decline in the net interest margin for the current quarter compared to the prior quarters primarily was due to yields earned on interest-earning assets declining at a faster rate than interest rates paid on interest-bearing liabilities.

The provision for loan and lease losses for the three months ended June 30, 2020 totaled $1.3 million, compared to $210,000 for the quarter ended March 31, 2020 and $485,000 for the quarter ended June 30, 2019.  The increased provision was primarily due to the continued uncertainty of the economic impact of the COVID-19 pandemic on the Bank’s loan portfolio.  Net charge-offs during the second quarter of 2020 were $106,000, compared to net recoveries of $7,000 during the first quarter of 2020 and net charge-off of $40,000 in the second quarter of 2019.  As the COVID-19 pandemic continues, we expect to see continued pressure on asset quality.  As management continues to monitor the loan portfolio, additional provisions may be required.

Total noninterest income increased $1.1 million, or 118.6%, to $2.1 million for the quarter ended June 30, 2020 compared to $953,000 for the quarter ended March 31, 2019, and increased $1.2 million, or 131.4%, from $900,000 for the comparable quarter in 2019. The increase in noninterest income resulted primarily from the increase in the gain on sale of loans and leases, which increased $803,000, or 351.9% to $1.0 million during the second quarter of 2020, compared to $228,200 during the first quarter of 2020 and increased $907,000, or 734.1%, from $124,000 in the comparable period of 2019 as a result of increased mortgage banking activity during the current quarter due to lower rates. Loan and lease servicing income increased $367,000 to $301,000 for the quarter ended June 30, 2020 compared to a loss of $66,000 for the quarter ended March 31, 2020, and increased $202,000, or 204.5%, from $99,000 for the comparable quarter in 2019. In the second quarter of 2020, the Company recorded a recovery to the value of its mortgage servicing rights of $296,000, compared to a $114,000 impairment charge recorded in the first quarter of 2020, and no impairment recovery or charge recorded in the second quarter of 2019.  Other loan fees increased $162,000, or 195.2%, to $245,000 in the second quarter of 2020 compared to the quarter ended March 31, 2020, and increased $156,000, or 176.8%, over the comparable quarter in 2019.  The increase during the current quarter compared to the prior quarter was primarily due to increased letter of credit fees of $55,000 and interest rate modification fees of $76,000 earned in the second quarter of 2020.  The increase in the second quarter of 2020 compared to the second quarter of 2019 was attributable to increased letter of credit fees of $58,000 and loan processing fees of $75,000.  Service fees on deposit accounts decreased $149,000, or 58.4%, to $106,000 for the quarter ended June 20, 2020, compared to $255,000 the first quarter of 2020, and decreased $146,000, or 58.1% from $252,000 for the quarter ended June 30, 2019.  These decreases in the second quarter of 2020 were the result of the Company’s waiving of overdraft fees.

Total noninterest expense increased $124,000, or 2.2%, to $5.6 million for the three months ended June 30, 2020 compared to $5.5 million for the first quarter of 2020, and decreased $2.0 million, or 25.7%, from $7.6 million for the same period in 2019.  Salaries and employee benefits decreased $93,000, or 2.8%, to $3.3 million for the quarter ended June 30, 2020, compared to $3.4 million in the first quarter of 2020, and decreased $2.0 million, or 38.5%, from $5.3 million for the quarter ended June 30, 2019.  The decreases from the first quarter of 2020 were primarily due to decreases in health insurance and ESOP costs.  The $2.0 million decrease from the comparable quarter in 2019 was primarily attributable to the $1.7 million pre-tax expense related to the adoption of a nonqualified deferred compensation plan during the second quarter of 2019.  Excluding this expense, salaries and employee benefits decreased $369,000, or 10.3%, for the three months ended June 30, 2020, compared to the three months ended June 30, 2019.  Data processing expenses decreased $5,000 in the second quarter of 2020 compared to the first quarter of 2020, and increased $48,000, or 11.3%, compared to the second quarter of 2019, due to normal price increases associated with information technology services and additional digital services and products offered by the Company.  Deposit insurance expense increased $4,000, to $60,000, in the second quarter of 2020 compared to the first quarter of 2020, and decreased $98,000, or 62.0% compared to the second quarter of 2019.  The decrease from the second quarter of 2019 was due to the Bank’s higher capital ratios resulting from the Company’s injection of capital into the Bank in connection with our reorganization to a stock holding company and related stock offering.  Legal and professional fees increased $86,000, or 35.7%, to $327,000 for the quarter ended June 30, 2020 compared to $241,000 for the quarter ended March 31, 2020, and increased $118,000, or 56.4% from $209,000 for the comparable quarter in 2019.  The increase in legal and professional fees was due to the establishment of an out-of-state subsidiary of First Bank for investment management purposes in the second quarter of 2020.

Income tax expense decreased $22,000 during the three months ended June 30, 2020, compared to the prior quarter despite slightly higher pre-tax income due to a lower effective federal tax rate compared to the prior quarter. Income tax expense increased $674,000 during the three months ended June 30, 2020, compared to the same period in 2019, primarily due to a $2.8 million increase in pre-tax income. The effective tax rate for the second quarter of 2020 was 20.2% compared to 21.1% for the first quarter of 2020 and a 14.3% benefit for the same quarter a year ago.

About Richmond Mutual Bancorporation, Inc.

Richmond Mutual Bancorporation, Inc., headquartered in Richmond, Indiana, is the holding company for First Bank Richmond, a community-oriented financial institution offering traditional financial and trust services within its local communities through its eight locations in Richmond, Centerville, Cambridge City and Shelbyville, Indiana, its five locations in Sidney, Piqua and Troy, Ohio and its loan production office in Columbus, Ohio.

FORWARD-LOOKING STATEMENTS:

This document and other filings by the Company with the Securities and Exchange Commission (the "SEC"), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company's plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties such as the extent and duration of the impact of the pandemic on public health, the U.S. and global economies, and on consumer and corporate customers, including economic activity, employment levels and market liquidity: legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; and other factors set forth in the Company's filings with the SEC.

The factors listed above could materially affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, keep in mind these risks and uncertainties. Undue reliance should not be placed on any forward-looking statement, which speaks only as of the date made. Refer to the Company's periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by any forward-looking statements.

Financial Highlights (unaudited)

	Three Months Ended			Six Months Ended
SELECTED OPERATIONS DATA:	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
	In thousands, except for per share amounts

Interest income	$10,498	$10,451	$10,398	$20,950	$20,155
Interest expense	2,474	2,564	2,916	5,039	5,553
Net interest income	8,024	7,887	7,482	15,911	14,602

Provision for loan losses	1,320	210	485	1,530	1,010
Net interest income after provision	6,704	7,677	6,997	14,381	13,592
Noninterest income	2,083	953	900	3,036	1,804
Noninterest expense	5,648	5,523	7,604	11,171	13,409
Income before income tax expense	3,139	3,107	293	6,246	1,987

Income tax provision (benefit)	633	655	(42)	1,287	280

Net income	$2,506	$2,452	$335	$4,959	$1,707

Shares outstanding	13,527	13,527	—	13,527	—
Weighted average shares outstanding
Earnings per share:
Basic(1)	0.20	0.20	N/A	0.40	N/A
Diluted(1)	0.20	0.20	N/A	0.40	N/A

SELECTED FINANCIAL CONDITION DATA:	June 30, 2020	March 31, 2020	December 31, 2019

	(In thousands, except for per share amounts)
Total assets	$1,140,213	$1,007,616	$986,042
Cash and cash equivalents	110,606	27,456	40,597
Investment securities	234,524	252,661	217,701
Loans and leases, net of allowance	752,923	687,054	687,258
Premises and equipment, net	14,440	14,007	14,087
Federal Home Loan Bank stock	9,080	8,631	7,600
Other assets	18,640	17,807	18,798
Deposits	739,131	605,235	617,219
Borrowings	180,000	182,000	154,000
Total stockholder’s equity	196,136	193,196	187,787

Book value (GAAP)	$196,136	$193,196	$187,787
Tangible book value (non-GAAP)	196,136	193,196	187,787
Book value per share	14.50	14.28	13.88
Tangible book value per share	14.50	14.28	13.88

The following table summarizes information relating to our loan portfolio at June 30, 2020, March 31, 2020 and December 31, 2019:

	June 30,	March 31,	December 31,
	2020	2020	2019
	(In thousands)
Commercial mortgage	$242,036	$238,878	$229,410
Commercial and industrial	141,184	76,002	84,549
Construction and development	62,372	58,051	53,426
Multi-family	58,709	58,101	66,002
Residential mortgage	126,146	132,662	131,294
Home equity	6,522	6,606	6,996
Direct financing leases	114,352	111,691	109,592
Consumer	12,550	12,828	13,534

Total loans and leases	$763,871	$694,819	$694,803

The following table summarizes information relating to changes in deposits at June 30, 2020, March 31, 2020 and December 31, 2019:

	June 30,	March 31,	December 31,
	2020	2020	2019
	(In thousands)
Noninterest-bearing demand	$89,922	$62,491	$60,297
Interest-bearing demand	120,643	106,804	103,978
Savings and money market	185,365	162,935	171,529
Non-brokered time deposits	222,513	225,047	224,765
Brokered time deposits	120,688	47,958	56,650

Total deposits	$739,131	$605,235	$617,219

	Three Months Ended June 30,
	2020			2019
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$747,865	$9,308	4.98%	$687,023	$9,163	5.33%
Securities	247,594	1,120	1.81%	150,640	867	2.30%
FHLB stock	9,035	58	2.57%	7,143	91	5.10%
Cash and cash equivalents and other	54,806	11	0.08%	70,744	278	1.57%
Total interest-earning assets	1,059,300	10,497	3.96%	915,550	10,399	4.54%

Interest-bearing liabilities:
Savings and money market accounts	183,415	253	0.55%	180,514	346	0.77%
Interest-bearing checking accounts	115,091	66	0.23%	102,280	98	0.38%
Certificate accounts	303,805	1,385	1.82%	317,299	1,663	2.10%
Borrowings	181,824	770	1.69%	147,375	809	2.20%
Total interest-bearing liabilities	784,135	2,474	1.26%	747,468	2,916	1.56%

Net interest income		$8,023			$7,483
Net earning assets	$275,165			$168,082

Net interest rate spread(1)			2.70%			2.98%

Net interest margin(2)			3.03%			3.27%

Average interest-earning assets to average interest-bearing liabilities	135.09%			122.49%

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(1)  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.

(2)  Net interest margin represents net interest income divided by average total interest-earning assets.

	Six Months Ended June 30,
	2020			2019
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$692,055	$18,372	5.31%	$677,688	$17,929	5.29%
Securities	235,947	2,302	1.95%	146,667	1,715	2.34%
FHLB stock	8,479	139	3.28%	6,916	183	5.29%
Cash and cash equivalents and other	43,541	136	0.62%	40,379	328	1.62%
Total interest-earning assets	980,022	20,949	4.28%	871,650	20,155	4.62%

Interest-bearing liabilities:
Savings and money market accounts	173,352	545	0.63%	171,736	628	0.73%
Interest-bearing checking accounts	109,622	148	0.27%	100,834	163	0.32%
Certificate accounts	291,449	2,836	1.95%	314,309	3,203	2.04%
Borrowings	172,945	1,510	1.75%	141,713	1,559	2.20%
Total interest-bearing liabilities	747,368	5,039	1.35%	728,592	5,553	1.52%

Net interest income		$15,910			$14,602
Net earning assets	$232,654			$143,058

Net interest rate spread(1)			2.93%			3.10%

Net interest margin(2)			3.25%			3.35%

Average interest-earning assets to average interest-bearing liabilities	131.13%			119.63%

_______________________________

(1)  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.

(2)  Net interest margin represents net interest income divided by average total interest-earning assets.

	At and for the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
Selected Financial Ratios and Other Data:	2020	2020	2019	2019	2019
Performance ratios:
Return on average assets (annualized)	0.93%	0.98%	(5.17)%	(1.28)%	0.14%
Return on average equity (annualized)	5.15%	5.15%	(25.85)%	(8.92)%	1.49%
Yield on interest-earning assets	3.96%	4.40%	4.48%	4.53%	4.54%
Rate paid on interest-bearing liabilities	1.26%	1.44%	1.53%	1.62%	1.56%
Average interest rate spread	2.70%	2.96%	2.95%	2.91%	2.98%
Net interest margin (annualized)(1)	3.03%	3.32%	3.33%	3.31%	3.27%
Operating expense to average total assets (annualized)	2.10%	2.22%	10.35%	4.90%	3.09%
Efficiency ratio(2)	55.94%	62.97%	286.09%	138.36%	91.11%
Average interest-earning assets to average interest-bearing liabilities	135.09%	133.79%	133.95%	133.76%	122.49%

Asset quality ratios:
Non-performing assets to total assets(3)	0.38%	0.43%	0.39%	0.44%	0.39%
Non-performing loans and leases to total gross loans and leases(4)	0.57%	0.61%	0.55%	0.59%	0.60%
Allowance for loan and lease losses to non-performing loans and leases(4)	197.47%	171.23%	185.97%	166.90%	151.94%
Allowance for loan and lease losses to total loans and leases	1.12%	1.05%	1.02%	0.98%	0.90%
Net charge-offs (annualized) to average outstanding loans and leases during the period	0.06%	0.00%	0.40%	0.05%	0.02%

Capital ratios:
Equity to total assets at end of period	17.20%	19.17%	19.04%	20.95%	8.40%
Average equity to average assets	18.13%	19.11%	19.98%	14.29%	9.16%
Common equity tier 1 capital (to risk weighted assets)(5)	18.98%	18.20%	18.54%	20.61%	11.80%
Tier 1 leverage (core) capital (to adjusted tangible assets)(5)	13.43%	14.31%	14.56%	15.71%	9.33%
Tier 1 risk-based capital (to risk weighted assets)(5)	18.98%	18.20%	18.54%	20.61%	11.80%
Total risk-based capital (to risk weighted assets)(5)	20.07%	19.14%	19.46%	21.53%	12.64%

Other data:
Number of full-service offices	12	12	12	12	12
Full-time equivalent employees	172	172	166	163	166

(1)	Net interest income divided by average interest earning assets.

(2)	Total other (non-interest) expenses as a percentage of net interest income and total other (non-interest) income, excluding net securities transactions.

(3)	Non-performing assets consist of non-accruing loans and leases, accruing loans and leases more than 90 days past due and foreclosed assets.

(4)	Non-performing loans and leases consist of non-accruing loans and leases and accruing loans and leases more than 90 days past due.

(5)	Capital ratios are for First Bank Richmond.

Contacts

Richmond Mutual Bancorporation, Inc.

Garry D. Kleer, Chairman, President and Chief Executive Officer

Donald A. Benziger, Exec. VP/Chief Financial Officer
(765) 962-2581